Exhibit 99.1

May 19, 2021
For 6:00 am ET Release

LOWE’S REPORTS FIRST QUARTER 2021 SALES AND EARNINGS RESULTS
— Consolidated Comparable Sales Increased 25.9%; U.S. Comparable Sales Increased 24.4% —
— Represents U.S. Comparable Sales Increase on a Two-Year Basis of 39.7% —
— First Quarter Diluted EPS of $3.21 —

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $2.3 billion and diluted earnings per share (EPS) of $3.21 for the quarter ended April 30, 2021 compared to net earnings of $1.3 billion and diluted EPS of $1.76 in the first quarter of 2020. Excluding charges in the prior-year period related to the strategic review of certain operations, first quarter diluted EPS of $3.21 increased 81% from adjusted diluted EPS of $1.77 in the first quarter of 20201.

Total sales for the first quarter were $24.4 billion compared to $19.7 billion in the first quarter of 2020, and comparable sales increased 25.9%. Comparable sales for the U.S. home improvement business increased 24.4% for the first quarter.

For the fifth consecutive quarter, 100% of Lowe’s stores earned a Winning Together profit-sharing bonus. This payout to front-line hourly associates totals a record $152 million, which is $70 million above the target level.

“Our outstanding performance continued this quarter, as we delivered strong sales growth and operating margin expansion. We delivered over 30% growth in Pro, over 18% growth in all 15 U.S. regions, and growth in Canada that outpaced the U.S.,” commented Marvin R. Ellison, Lowe’s president and CEO. “I would like to thank our front-line associates for their hard work and commitment to delivering exceptional customer service. Looking forward, I remain confident in our ability to accelerate our market share gains while driving further improvement in operating margin.”

Capital Allocation
The Company continues to execute a disciplined capital allocation program to deliver long-term, sustainable shareholder value. During the quarter, the Company repurchased 16.8 million shares for $3.1 billion, and it paid $440 million in dividends.

As of April 30, 2021, Lowe’s operated 1,972 home improvement and hardware stores in the United States and Canada representing 208 million square feet of retail selling space, and it serviced approximately 230 dealer-owned stores.

A conference call to discuss first quarter 2021 operating results is scheduled for today, Wednesday, May 19, at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s First Quarter 2021 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

Lowe’s Business Outlook
The Company delivered very strong financial results in the first quarter of 2021, with sales momentum continuing into May. The Company is currently tracking ahead of the Robust Market scenario provided at its December 9, 2020 Investor Update, which assumed fiscal 2021 sales of $86 billion. Better-than-expected year-to-date results and a supportive macroeconomic backdrop build the Company’s confidence in its ability to deliver strong results for the fiscal year, including continued market share gains and the achievement of a 12% operating margin. Additionally, the Company continues to plan for $9 billion in share repurchases and $2 billion in capital expenditures in fiscal 2021.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 20 million customers a week in the United States and Canada. With fiscal year 2020 sales of $89.6 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ over 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, changes in commodity prices, trade policy changes or additional tariffs, outbreaks of public health crises, such as the COVID-19 pandemic, availability and cost of goods from suppliers, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

###

Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Ben Boyd
	704-775-3856	917-423-5010
	kate.pearlman@lowes.com	ben.boyd@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended
	April 30, 2021		May 1, 2020
Current Earnings	Amount	% Sales	Amount	% Sales
Net sales	$24,422	100.00	$19,675	100.00
Cost of sales	16,292	66.71	13,162	66.90
Gross margin	8,130	33.29	6,513	33.10
Expenses:
Selling, general and administrative	4,494	18.40	4,196	21.32
Depreciation and amortization	391	1.60	326	1.66
Operating income	3,245	13.29	1,991	10.12
Interest – net	211	0.87	205	1.04
Pre-tax earnings	3,034	12.42	1,786	9.08
Income tax provision	713	2.92	449	2.28
Net earnings	$2,321	9.50	$1,337	6.80

Weighted average common shares outstanding – basic	718		755
Basic earnings per common share (1)	$3.22		$1.76
Weighted average common shares outstanding – diluted	720		756
Diluted earnings per common share (1)	$3.21		$1.76
Cash dividends per share	$0.60		$0.55

Retained Earnings
Balance at beginning of period	$1,117		$1,727
Net earnings	2,321		1,337
Cash dividends declared	(430)		(415)
Share repurchases	(2,910)		(927)
Balance at end of period	$98		$1,722

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $2,312 million for the three months ended April 30, 2021 and $1,333 million for the three months ended May 1, 2020.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended
	April 30, 2021		May 1, 2020
	Amount	% Sales	Amount	% Sales
Net earnings	$2,321	9.50	$1,337	6.80
Foreign currency translation adjustments – net of tax	102	0.41	(159)	(0.82)
Cash flow hedges – net of tax	24	0.10	(102)	(0.52)
Other	(1)	—	4	0.03
Other comprehensive income/(loss)	125	0.51	(257)	(1.31)
Comprehensive income	$2,446	10.01	$1,080	5.49

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	April 30, 2021	May 1, 2020	January 29, 2021
Assets
Current assets:
Cash and cash equivalents	$6,692	$5,955	$4,690
Short-term investments	454	201	506
Merchandise inventory – net	18,382	14,283	16,193
Other current assets	1,288	1,487	937
Total current assets	26,816	21,926	22,326
Property, less accumulated depreciation (1)	19,059	18,629	19,155
Operating lease right-of-use assets	3,886	3,876	3,832
Long-term investments	197	300	200
Deferred income taxes – net	213	215	340
Other assets (1)	1,029	886	882
Total assets	$51,200	$45,832	$46,735

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings	$—	$1,000	$—
Current maturities of long-term debt	1,338	604	1,112
Current operating lease liabilities	551	506	541
Accounts payable	13,964	10,841	10,884
Accrued compensation and employee benefits	1,312	982	1,350
Deferred revenue	2,022	1,212	1,608
Other current liabilities	3,705	3,180	3,235
Total current liabilities	22,892	18,325	18,730
Long-term debt, excluding current maturities	21,906	20,200	20,668
Noncurrent operating lease liabilities	3,925	3,915	3,890
Deferred revenue – extended protection plans	1,050	915	1,019
Other liabilities	982	761	991
Total liabilities	50,755	44,116	45,298

Shareholders' equity:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 715 million, 755 million, and 731 million shares, respectively	358	377	366
Capital in excess of par value	—	10	90
Retained earnings	98	1,722	1,117
Accumulated other comprehensive loss	(11)	(393)	(136)
Total shareholders' equity	445	1,716	1,437
Total liabilities and shareholders' equity	$51,200	$45,832	$46,735

(1) Effective for the year ending January 29, 2021, excess property amounts previously reported in other assets were reclassified to property, less accumulated depreciation. The consolidated balance sheet as of May 1, 2020, has been revised to conform with current presentation.

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	April 30, 2021	May 1, 2020
Cash flows from operating activities:
Net earnings	$2,321	$1,337
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	443	373
Noncash lease expense	124	116
Deferred income taxes	110	46
(Gain) loss on property and other assets – net	(15)	17
Share-based payment expense	54	27
Changes in operating assets and liabilities:
Merchandise inventory – net	(2,123)	(1,183)
Other operating assets	(343)	(206)
Accounts payable	3,058	3,207
Deferred revenue	442	13
Other operating liabilities	421	703
Net cash provided by operating activities	4,492	4,450

Cash flows from investing activities:
Purchases of investments	(293)	(70)
Proceeds from sale/maturity of investments	347	107
Capital expenditures	(461)	(328)
Proceeds from sale of property and other long-term assets	64	25
Other – net	(134)	(22)
Net cash used in investing activities	(477)	(288)

Cash flows from financing activities:
Net change in commercial paper	—	(941)
Net proceeds from issuance of debt	1,988	3,961
Repayment of debt	(543)	(543)
Proceeds from issuance of common stock under share-based payment plans	9	4
Cash dividend payments	(440)	(420)
Repurchases of common stock	(3,038)	(966)
Other – net	4	(3)
Net cash (used in) provided by financing activities	(2,020)	1,092

Effect of exchange rate changes on cash	7	(15)

Net increase in cash and cash equivalents	2,002	5,239
Cash and cash equivalents, beginning of period	4,690	716
Cash and cash equivalents, end of period	$6,692	$5,955

Lowe’s Companies, Inc.
Non-GAAP Financial Measures Reconciliation (Unaudited)

To provide additional transparency, the Company has presented the non-GAAP financial measure of adjusted diluted earnings per share for the three months ended May 1, 2020. This measure excludes the impact of a discrete item, further described below, not contemplated in Lowe’s Business Outlook for the first quarter of fiscal 2020 to assist analysts and investors in understanding operational performance for the first quarter of fiscal 2020.

Fiscal 2020 Impacts
During fiscal 2020, the Company recognized financial impacts from the following discrete item, not contemplated in the Company's Business Outlook for the first quarter:

•Beginning in the third quarter of fiscal 2019, the Company began a strategic review of its Canadian operations, and in the fourth quarter of fiscal 2019, the Company announced additional actions to improve future performance and profitability of its Canadian operations. As a result of this review and related actions, in the first quarter of fiscal 2020, the Company recognized $9 million of pre-tax operating costs related to severance and other costs (Canada restructuring).

Adjusted diluted earnings per share should not be considered an alternative to, or more meaningful indicator of, the Company’s diluted earnings per share as prepared in accordance with GAAP. The Company’s methods of determining non-GAAP financial measures may differ from the method used by other companies and may not be comparable.

Detailed reconciliations between the Company’s GAAP and non-GAAP financial results are shown below and available on the Company’s website at ir.lowes.com.

	Three Months Ended
	(Unaudited)
	May 1, 2020
(in millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$1.76
Non-GAAP adjustments – per share impacts
Canada restructuring	0.01	—	0.01
Adjusted diluted earnings per share			$1.77